FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION ANNOUNCES
ANNUAL SHAREHOLDERS MEETING

La Jolla, California (April 19, 2004)-----ITLA Capital Corporation (NASDAQ-ITLA) announced today that its Annual Shareholders Meeting will take place at 2:00 p.m. PDT, on July 28, 2004, at the hotel, Estancia La Jolla at 9700 North Torrey Pines Road, La Jolla, California. The voting record date shall be Friday, June 18, 2004.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank, Imperial Capital Real Estate Investment Trust and the Lewis Horwitz Organization. Imperial Capital Bank has six branches located in California (San Francisco, Encino, Beverly Hills, Glendale, Costa Mesa and San Diego) and one branch in Nevada (Carson City).

For additional information, contact Timothy M. Doyle, Sr. Managing Director and Chief Financial Officer at (858) 551-0511.